PRIVATE AND CONFIDENTIAL

Walter Jankovic

RE:    Offer of Employment

Dear Walter:

We are pleased to offer you the position of President, Optical Connectivity, reporting directly to me. We believe that you will bring great value to Oclaro, Inc. (the “Company”) and we are excited about you joining our team.

Your base compensation for the regular, full-time, exempt position will be at the annualized rate of $350,000. Such rate may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. Applicable payroll deductions as required by state and federal law will be withheld from your paycheck, along with any mandatory or voluntary deductions that you authorize. The Company issues payroll on a bi-weekly basis. Your compensation package also includes:

1.Eligibility to participate in the Company’s Amended and Restated Variable Pay Program (the “VPP”), a bonus program that is based on Company performance of specific objectives. Your target participation level will be 60% of your base compensation. You will be eligible variable pay for the full period 2HFY’18. If you are not actively employed with the Company as of the date the Company’s Section 162(m)/Section 16 Committee (the “Committee”) determines payments under the VPP for a performance period, you will not be eligible to receive any variable pay under the VPP, and no right to such variable pay will have accrued. Details of the VPP will be provided to you by Human Resources. The Company reserves all rights to terminate, amend, suspend, withdraw or modify the Variable Pay Program at any time.

2.Participation in the Company’s Benefits Program is effective the first day of the month following your date of hire. A Benefits Summary is enclosed. Further details will be provided to you by Human Resources at the New Hire Orientation. You will be eligible to accrue 20 days (160 hours) of Paid Time Off (PTO) in your first full year of employment; provided that in subsequent years your PTO entitlement will be in accordance with then current Company policy.

3.As President of Optical Connectivity, you will also be entitled to enter into an Executive Severance and Retention Agreement (“ESRA”). You and the Company will review and execute the ESRA during your New Hire Orientation.

4.Subject to formal approval by the Committee, the position being offered to you includes an award of 160,000 Restricted Stock Units under the terms of the Company’s Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan and any other policies, laws or rulings that may govern such equity and its issuance (“RSU Award”). The grant date of the RSU Award is expected to be February 10, 2018, assuming your date of hire is February 8, 2018 or earlier. The first 25% of the total number of shares underlying the RSU Award would vest on or before the first February 10th, May 10th, August 10th or November 10th that occurs on or immediately preceding the one year anniversary of the date of grant. Thereafter, 6.25% of the total number of shares underlying the RSU Award would vest on each February 10th, May 10th, August 10th and November 10th over the following three years of continuous service to the Company. All vesting would cease upon termination of employment. Additionally, you will be eligible to be considered by the Committee for a refresh equity grant during our annual focal process in mid-2018, notwithstanding that you will have been employed less than a full year.

Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification Form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the Form I-9 which you will complete at the New Hire Orientation. Please note that you will need to bring either (i) one document from List A or (ii) one document from List B and one document from List C. If you anticipate having difficulty producing the required documents, please contact the Human Resources Department at (408) 919-6070.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Offer Letter.

To accept this offer, subject to the foregoing conditions and the other conditions set forth herein, please sign in the space provided below, together with indicating which day you will start your new assignment, and return the signed letter to me by close of business on January 12, 2018 with an expected start date of no later than February 8, 2018. I have enclosed a copy of the Offer Letter for your records.

This employment opportunity is contingent upon the completion of an application for employment, satisfactory references and background checks and upon your signature of the Company’s Conditions of Employment for At Will Employee, a copy of which will be distributed and reviewed in the New Hire Orientation. Your employment at the Company is subject to the terms and conditions of the Company and is terminable at will by either you or the Company. Further details will be provided to you by Human Resources during your New Hire Orientation.

Except as otherwise specifically provided for in the ESRA between you and the Company, the offer outlined in this Offer Letter contains the entire agreement between you and the Company and constitutes the complete, final and exclusive embodiment of the subject matter herein. This Offer Letter is executed without reliance upon any promise, warranty, or representation by the Company or any representatives of the Company not expressly contained herein. This Offer Letter may not be modified unless in writing signed by the Company’s Chief Executive Officer, except that the policies of the Company may be modified from time to time with reasonable advance notice.

We look forward to you joining the Company and hope that you find your employment with the Company enjoyable and professionally rewarding.

Sincerely,

/s/ Greg Dougherty
Greg Dougherty
Chief Executive Officer

I HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS OFFER LETTER. I FULLY INTEND TO COMPLY WITH, AND BE BOUND BY, THE PROVISIONS SET FORTH HEREIN.

I ACCEPT THIS OFFER OF EMPLOYMENT WITH OCLARO, INC. AND WILL BEGIN WORK ON:
February 8, 2018.

Signed: /s/ Walter Jankovic        Date: January 10, 2018
Walter Jankovic